EXHIBIT 99.1

STATE INVESTORS BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Metairie, Louisiana – May 15, 2015 – State Investors Bancorp, Inc. (the "Company") (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended March 31, 2015, of $42,000 a decrease of $187,000 as compared to net income of $229,000 reported for the quarter ended March 31, 2014.  Earnings per share, basic and diluted, were $0.02 for the quarter ended March 31, 2015, compared to basic and diluted earnings per share of $0.10 and $0.09, respectively, for the quarter ended March 31, 2014.

The decrease in net income for the quarter ended March 31, 2015 resulted primarily from a $486,000, or 28.2%, increase in total non-interest expenses, partially offset by increases of $190,000, or 6.9%, in total interest income, $5,000, or 11.1%, in total non-interest income and a $2,000, or 0.3%, decrease in total interest expense.  Net interest income increased $192,000 or 9.2%, due to the $190,000 increase in total interest income as a result of an overall increase in interest earning assets.  The increase in non-interest income was due to a $4,000 gain on sale of other real estate for the quarter ended March 31, 2015 compared to none in the quarter ended March 31, 2014.  The increase in non-interest expense was primarily due to an increase in professional fees of $483,000, or 581.9%, as well as an increase of $41,000, or 4.3%, in salaries and employee benefits expense, an increase of $11,000, or 14.9%, in taxes and licenses, an increase of $7,000, or 38.9%, in bank service charge expense, an increase of $4,000, or 2.1%, in other non-interest expense, and an increase of $1,000, or 0.8%, in occupancy expense, partially offset by decreases of $32,000, or 23.4%, in data processing expense, $12,000, or 46.2%, in office supplies and postage expense, $8,000, or 14.5%, in security expense, $5,000, or 11.6%, in deposit insurance premiums expense, and $4,000, or 40.0%, in advertising expense.

At March 31, 2015, the Company reported total assets of $267.0 million, a decrease of $4.9 million, or 1.8%, compared to total assets of $271.9 million at December 31, 2014.  The decrease primarily reflects decreases in net loans receivable of $2.7 million, or 1.2%, a decrease in investment securities of $1.9 million, or 5.4%, a decrease in cash and cash equivalents of $1.1 million, or 21.9%, and no other real estate owned, compared to $150,000 at December 31, 2014, partially offset by increases in other assets of $994,000, or 217.5%, and deferred income taxes of $65,000, or 20.6%.  Deposits decreased $3.4 million, or 2.2%, at March 31, 2015 compared to December 31, 2014.  Federal Home Loan Bank advances decreased $1.9 million, or 2.6%, at March 31, 2015 compared to December 31, 2014.  At March 31, 2015, the Company reported $1.0 million of non-performing assets, or 0.4%, of total assets at such date, compared to $892,000 of non-performing assets, or 0.3%, of total assets at December 31, 2014.

Total shareholders' equity increased $208,000, or 0.5%, to $42.2 million at March 31, 2015, from $42.0 million at December 31, 2014, primarily due to $275,000 in stock benefit plan expenses and net income of $42,000, partially offset by a decrease in unrealized gain on securities available for sale of $33,000, net of the deferred tax effect, for the quarter ended March 31, 2015, and the purchase of $76,000 of shares under the Company's stock repurchase program.

The Company repurchased 3,660 shares of its common stock during the quarter ended March 31, 2015, at an average price per share of $20.98, under the share repurchase program announced in November 2013, which covered up to 118,100 shares.  As of March 31, 2015, there were a total of 25,107 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)

Cash and cash equivalents	$4,069	$5,212
Investment securities	33,612	35,545
Loans receivable, net	215,533	218,206
Other assets	13,766	12,937

Total assets	$266,980	$271,900

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$152,600	$155,988
FHLB advances	69,731	71,595
Other liabilities	2,408	2,284

Total liabilities	224,739	229,867

Total shareholders' equity	42,241	42,033

Total liabilities and shareholders' equity	$266,980	$271,900

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)
	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
Total interest income	$2,925	$2,735
Total interest expense	635	637
Net interest income	2,290	2,098
Provision for loan losses	50	50
Net interest income after provision for loan losses	2,240	2,048

Non-interest income	50	45
Non-interest expense	2,208	1,722
Income before income taxes	82	371
Income taxes	40	142

NET INCOME	$42	$229

Earnings Per Share
Basic	$0.02	$0.10
Diluted	$0.02	$0.09

	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.39%	3.23%
Net interest margin	3.59%	3.43%
Average interest-earning assets to average interest-bearing liabilities	120.34%	118.81%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.38%	0.82%
Allowance for loan losses as a percent of non-performing loans	142.45%	66.27%
Allowance for loan losses as a percent of total loans receivable	0.67%	0.68%

Per Share Data:
Shares outstanding at period end	2,304,359	2,341,749
Weighted average shares outstanding:
Basic	2,305,335	2,359,278
Diluted	2,432,766	2,433,977

Tangible book value at period end	$18.33	$17.60

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(1)            Ratios for the three month periods are annualized.
(2)            Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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